Exhibit 5.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statement on Form F-10 of Nuvei Corporation of our report dated March 9, 2021 relating to the consolidated financial statements of Nuvei Corporation, which is filed as Exhibit 4.2 to this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement and the reference to us under the heading “Interests of Experts” in the Annual Information Form for the year ended December 31, 2020, which is filed as Exhibit 4.1 to such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Montréal, Quebec, Canada

October 4, 2021

PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l.

1250 René-Lévesque Boulevard West, Suite 2500, Montréal, Quebec, Canada H3B 4Y1

T: +1 514 205 5000, F: +1 514 876 1502, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an Ontario limited liability partnership.